EXHIBIT 10.40

                         On November 20, 2002, the Compensation Committee of the Board of Directors of The Goldman Sachs Group, Inc. approved the following resolution amending The Goldman Sachs 1999 Stock Incentive Plan. The Goldman Sachs 1999 Stock Incentive Plan is filed as Exhibit 10.6 to this Annual Report on Form 10-K.

                         RESOLVED, that, effective as of the date hereof, Section 1.6.1 of the SIP shall be amended to read in its entirety as follows:

“1.6.1 Total shares available. Subject to adjustment pursuant to Section 1.6.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan shall not exceed three hundred million (300,000,000) shares. If, after the effective date of the Plan, any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award to satisfy a grantee’s income tax or other withholding obligations, or shares of Common Stock owned by a grantee are tendered to pay the exercise price of any Award granted under the Plan, then the shares covered by such forfeited, terminated or canceled Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available for transfer pursuant to Awards granted or to be granted under this Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 1.6.2, no more than two hundred million shares of Common Stock shall be delivered pursuant to the exercise of Incentive Stock Options. The maximum number of shares of Common Stock with respect to which Options or stock appreciation rights may be granted to an individual grantee in any fiscal year shall equal three million five hundred thousand (3,500,000) shares of Common Stock. Any shares of Common Stock (a) delivered by GS Inc., (b) with respect to which Awards are made by GS Inc. and (c) with respect to which GS Inc. becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares of Common Stock available for Awards under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in GS Inc.’s treasury or otherwise acquired for the purposes of the Plan.”